Exhibit 10.1

2005 Cash Incentive Compensation Plan

On March 14, 2005, the Compensation Committee of the Board of Directors of Cherokee International Corporation (“Cherokee”) approved the 2005 cash incentive compensation program for executive officers and certain other employees. The program ties bonus compensation payable for 2005 to the achievement of certain sales and operating margin targets. Performance will be calculated at the end of fiscal 2005, and any bonus payments will be made early in 2006.

Depending upon the particular sales and operating margin targets that are achieved, Jeffrey M. Frank, President and Chief Executive Officer, may earn a bonus of up to 129.5% of his base salary. Bud Patel, Executive Vice President, Clark Hickock, Executive Vice President, Global Operations, and Van Holland, Chief Financial Officer, may earn bonuses of up to 111% of their base salaries. Alex Patel, Vice President of Engineering, and Denmis Pouliot, Vice President, Global Accounts, may earn bonuses of up to 60.5% and 53%, respectively, of their base salaries. Certain other managers and key employees of Cherokee have been selected by the Compensation Committee to participate in the incentive program. Such other employees may earn bonuses of up to between 23.5% and 60.5% of their base salaries.